Exhibit 99.B(h)(xviii)

EXECUTION COPY

AMENDMENT TO ADMINISTRATION AGREEMENT

This Amendment to the Administration Agreement is made as of May 18, 2018 (the “Amendment”) by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street”) and The Arbitrage Funds, a Delaware business trust (the “Trust”) and shall be effective as set forth in Section 2 below.  Capitalized terms used in this Amendment without definition shall have the respective meanings ascribed to such terms in the Agreement (as defined below).

WHEREAS, State Street and the Trust entered into an Administration Agreement dated as of April 17, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the parties hereto wish to amend the Agreement as set forth below.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement, pursuant to the terms thereof, as follows:

1.                                      The Agreement is hereby amended as follows:

A.                                    Section 5 of the Agreement is hereby amended and restated as follows:

“State Street shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between State Street and the Trust.

State Street shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including State Street’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

State Street shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.”

B.                                    The third paragraph of Section 6 is hereby amended and restated as follows:

“The Trust will bear all expenses that are incurred in its operation and not specifically assumed by State Street.  For the avoidance of doubt, Trust expenses not assumed by State Street include, but are not limited to:  organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP (if applicable), Form N-SAR or Form N-CEN (as applicable), proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by State

Street under this Agreement); cost of any services contracted for by the Trust directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP (if applicable) and Form N-SAR or Form N-CEN (as applicable), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Funds’ net asset value.”

C.                                    A new paragraph is hereby added to Section 7 of the Agreement immediately following the first paragraph as follows:

“Pursuant to other agreements now or any time in effect between the Trust (or its investment manager or investment adviser, on its behalf) and State Street or its affiliates (the “Other State Street Agreements”) in any capacity other than in its capacity as service provider hereunder (in such other capacities, “Bank”), the Bank may be in possession of certain information and data relating to the Trust and/or the Funds that is necessary to provide the Services, including Form N-PORT and Form N-CEN Support Services.  The Trust hereby acknowledges and agrees that this Section 7 of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of each Fund under and pursuant to such Other State Street Agreements for the Bank to provide or otherwise make available (including via platforms such as my.statestreet.com) to State Street, Trust and Fund information such as net asset values and information relating to the net assets of the Trust and the Funds, holdings and liquidity reports, market value and other information and data related to the Trust and the Funds.

D.                                    Schedule B of the Agreement is hereby deleted in its entirety and replaced with the Schedule B attached hereto in Exhibit 1.

E.                                     A new Schedule B6 and Annex I thereto are hereby added to the Agreement as set forth on Exhibit 1.

2.                                      The provisions of this Amendment (and the terms of the Agreement as modified hereby) shall be or become effective as follows:

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A.                                    Sections 1.A., 1.B., 1.C. and 1.D. of this Amendment and the preparation and onboarding activities related to the Services, including those set forth in Section II of Schedule B6, shall be effective as of the date of this Amendment as set forth above.

B.                                    Section 1.E. of this Amendment and the data aggregation, preparation of data sets and recordkeeping activities of the Services (as defined in Schedule B6) shall become effective as of the first day of the first month in which the Trust is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to aggregate data and maintain records consistent with Form N-PORT (currently anticipated to be June 2018).

C.                                    The filing obligations of the Services shall become effective as of the first day of the first month in which the Trust is required by applicable law (including any rules and regulations promulgated thereunder and in accordance with any interpretive releases issued by the U.S. Securities and Exchange Commission) to file Form N-PORT (currently anticipated to be April 2019).

3.                                      Notwithstanding the first two sentences of Section 12 of the Agreement, the Trust agrees to be bound to receive from State Street the Form N-PORT and Form N-CEN Support Services and the other services as described in Schedule B6 attached hereto for at least eighteen (18) months following the date of this Amendment.  The parties further agree that the foregoing commitment will be deemed the “term” for the Form N-PORT and Form N-CEN Support Services and that following the expiration of such term, the Renewal Term provisions of the first two sentences of Section 12 will apply to the Form N-PORT and Form N-CEN Support Services in the same way as such provisions apply to all other services under the Agreement.

4.                                      Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.  This Amendment, including Exhibit 1, is incorporated in its entirety into the Agreement, and this Amendment and said Agreement shall be read and interpreted together as the Agreement.

5.                                      This Amendment shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws provisions.

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6.                                      This Amendment may be executed in separate counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

THE ARBITRAGE FUNDS

By:	/s/ Jon Hickey

Name:	Jon Hickey

Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson

Name:	Andrew Erickson

Title:	Executive Vice President

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.                                        Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.                                   Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.                              Fund Administration Legal Services as described in Schedule B3 attached hereto;

IV.                               Fund Administration CFTC Services as described in Schedule B4 attached hereto;

V.                                    Reserved; and

VI.                               Form N-PORT and Form N-CEN Support Services as described in Schedule B6 attached hereto.

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Schedule B6

Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) and Quarterly Portfolio of Investments Services (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

I.                                        The Services.

(a)                                 Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•                  Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with whom the Trust will need to coordinate in order to produce such data, documentation, and information), State Street will use required data, documentation, assumptions, information and assistance from the Trust, State Street’s internal systems and, in the case of Trusts not administered by State Street or its affiliates, third party Trust State Streets or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”), to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) data sets consistent with the categories of information in State Street-provided data templates and the Trust’s reporting profile and Onboarding Checklist (as defined below), and maintain records of such data sets; (ii) a monthly draft Form N-PORT standard template for review and approval by the Trust; and (iii) annual updates of Form N-CEN for review and approval by the Trust.

•                  The Trust acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•                  Following review and final approval by the Trust of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Trust, State Street will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to the Trust and each Fund of the Trust as set forth in the attached Annex 1, which shall be executed by State Street and the Trust.  The Form N-CEN Services will be provided to the Trust, as set forth in the attached Annex 1.  Annex 1 may be updated from time to time upon the written request of the Trust and by virtue of an updated Annex 1 that is signed by both parties.

(b)                                 Quarterly Portfolio of Investments Services:

•                  Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, State Street will use such Required Data from the Trust, State Street’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Trust’s first and third fiscal quarter-ends.

•                  Following review and final approval by the Trust of each such draft of the Portfolio of Investments, and at the direction of and on behalf of the Trust, State Street will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)                                  Liquidity Risk Measurement Services: Not Applicable.

II.                                   Trust Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to the Trust by State Street is subject to the following terms and conditions:

1.                                      The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“Trust Entities”) that is generated or aggregated by State Street or its affiliates in connection with services performed on the Trust’s behalf or otherwise prepared by State Street (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”).  State Street’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Trust shall be as provided in such respective other agreements between State Street or its affiliates and the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which State Street Data is derived or sourced (“Other Trust Agreements”).  Nothing in this Agreement or any service schedule(s) shall limit or modify State Street’s or its affiliates’ obligations to the Trust under the Other Trust Agreements.

In connection with the provision of the Services by State Street, the Trust acknowledges and agrees that it will be responsible for providing State Street with any information requested by State Street, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to State Street, in formats compatible with State Street-provided data templates including, without limitation, Required Data and the information and assumptions required by State Street in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by State Street, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by State Street for such purposes from time to time, for the Trust and all Funds with respect to which services are provided under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Trust), including, without limitation, arranging for the provision of data from the Trust, its affiliates, third party State Streets, prime brokers, custodians, and other relevant parties.  If and to the extent that Required Data is already accessible to State Street (or any of its affiliates) in its capacity as State Street to one or more Trusts, State Street and the Trust will agree on the scope of the information to be extracted from State Street’s or any of its affiliate’s systems for purposes of State Street’s provision of the Services, subject to the discretion of State Street, and State Street is hereby expressly authorized to use any such information as necessary in connection with providing the Services, hereunder; and

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for State Street to provide the Services.

The following are examples of certain types of information that the Trust is likely to be required to provide with respect to the Trust and each Fund thereof pursuant to Sections 1(A) and 1(B) above, and the Trust hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

•                  SEC filing classification of the Trust (i.e., small or large filer);

•                  Identification of any data sourced from third parties;

•                  Identification of any securities reported as Miscellaneous; and

•                  Any Explanatory Notes included in N-PORT Section E.

2.                                      The Trust acknowledges that it has provided to State Street all material assumptions used by the Trust or that are expected to be used by the Trust in connection with the completion of Form N-PORT and Form N-CEN and the provision of the Services, and that it has approved all material assumptions used by State Street in the provision of the Services prior to the first use of the Services.  The Trust will also be responsible for promptly notifying State Street of any changes in any such material assumptions previously notified to State Street by the Trust or otherwise previously approved by the Trust in connection with State Street’s provision of the Services.  The Trust acknowledges that the completion of Form N-PORT and Form N-CEN and the provision of the Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•                  Investment classification of positions;

•                  Assumptions necessary in converting data extracts;

•                  General operational and process assumptions used by State Street in performing the Services; and

•                  Assumptions specific to the Trust.

The Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or State Street on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.                                      The Trust acknowledges and agrees on the following matters:

(A)                               The Trust has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Trust has determined that the Services are suitable for its purposes.  None of State Street or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including State Street, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)                               The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.  State Street is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and State Street is not providing any customization, guidance, or recommendations.  Where the Trust uses Services to comply with any law, regulation, agreement, or other Trust obligation, State Street makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto.

(C)                               The Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by State Street in connection with the Services and provided by State Street to the Trust (“Materials”) (a) for the internal business purpose of the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT filing and a Form N-CEN update, including any Portfolio of Investments, if applicable.  The Trust may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Trust (each a “Permitted Person”); provided, however, (i) the Trust may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Trust has separate license rights with respect to the use of such Third Party Data, or (iii) the Trust may not use the Services or Materials in any way to compete or enable any third party to compete with State Street.  No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Trust, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust or any Permitted Persons (collectively, including the Trust, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Trust has separate license rights with respect to the use of such Third Party Data).  Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)                         The Trust shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Trust shall be responsible and liable for all acts and omissions of any Trust Parties.

(E)                                The Services, the Materials and all confidential information of State Street (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of State Street.  The Trust has no rights or interests with respect to all or any part of the Services, the Materials or State Street’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein.  The Trust automatically and irrevocably assigns to State Street any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or State Street’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with State Street (collectively, “Feedback”) and State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Trust.

(F)                                 State Street may rely on Services-Related Data used in connection with the Services without independent verification.  Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

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ANNEX I

THE ARBITRAGE FUNDS

Further to the Amendment dated as of May 18, 2018, to the Administration Agreement dated as of April 17, 2013 between The Arbitrage Funds (the “Trust”) and State Street Bank and Trust Company (the “State Street”), the Trust and State Street mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Form N-PORT Services and Quarterly Portfolio of Investments Services	Service Type:
THE ARBITRAGE FUNDS	Standard N-PORT Reporting Solution (Data and Filing)
The Arbitrage Fund	Standard
The Arbitrage Credit Opportunities Fund
The Arbitrage Event-Driven Fund
The Arbitrage Tactical Equity Fund

Form N-CEN Services

THE ARBITRAGE FUNDS

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

THE ARBITRAGE FUNDS			STATE STREET BANK AND TRUST COMPANY

By:	/s/ Jon Hickey		By:	/s/ Andrew Erickson
	Name:	Jon Hickey		Name:	Andrew Erickson
	Title	Treasurer		Title:	Vice President
	Address:	41 Madison Avenue, 42nd Floor New York, NY 10010		Address:	One Lincoln Street Boston, MA 02111
	Date:	5/21/18		Date:	5/21/18